                                                                    Exhibit 99.1

                         ARISTECH CHEMICAL CORPORATION
                       CONSOLIDATED FINANCIAL STATEMENTS
                               TABLE OF CONTENTS



                                                                          Page
                                                                          ----

Independent Auditors' Report                                                 2

Consolidated Statement of Operations for the Year Ended
     December 31, 1999                                                       3

Consolidated Balance Sheet as of December 31, 1999                           4

Consolidated Statement of Cash Flows for the Year Ended
     December 31, 1999                                                       5

Consolidated Statement of Stockholders' Equity for the Year
     Ended December 31, 1999                                                 6

Notes to the Consolidated Financial Statements for the Year
     Ended December 31, 1999                                              7-21

Condensed Consolidated Statements of Operations for the Nine Months
     Ended September 30, 2000 and 1999 (Unaudited)                          22

Condensed Consolidated Balance Sheets as of September 30, 2000 and
     December 31, 1999 (Unaudited)                                          23

Condensed Consolidated Statements of Cash Flows for the Nine Months
     Ended September 30, 2000 and 1999 (Unaudited)                          24

Notes to the Condensed Consolidated Financial Statements for the
     Nine Months Ended September 30, 2000 and 1999 (Unaudited)           25-27

                         INDEPENDENT AUDITORS' REPORT

Aristech Chemical Corporation:

We have audited the accompanying consolidated balance sheet of Aristech Chemical Corporation and its subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Aristech Chemical Corporation and its subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


/s/ DELOITTE & TOUCHE LLP
-------------------------
Deloitte & Touche LLP
Pittsburgh, Pennsylvania
February 7, 2000
(except for Note F and Note O, as to
 which the date is March 29, 2000)

                         ARISTECH CHEMICAL CORPORATION
                     Consolidated Statement of Operations
                     for the Year Ended December 31, 1999
                             (Dollars in Millions)

Sales                                                                  $786.1
                                                                       ------

Operating costs:
  Cost of sales                                                         695.4
  Selling, general and administrative expenses                           56.9
  Depreciation and amortization                                          61.7
                                                                       ------

    Total operating costs                                               814.0
                                                                       ------

Operating loss                                                          (27.9)

Gain on disposal of assets, net                                           1.4
Other expense, net                                                       (0.1)
Interest income                                                           2.3
Interest expense (net of capitalized interest of $11.2)                 (31.9)
                                                                       ------

Loss before income taxes                                                (56.2)

Income tax benefit                                                      (26.6)
                                                                       ------

Loss before minority interest                                           (29.6)

Minority interest                                                        (5.3)
                                                                       ------

Net loss                                                               $(34.9)
                                                                       ======

Related party transactions:
  Sales                                                                $ 62.2
  Purchases                                                              27.0
  Interest expense                                                       12.4


  The accompanying notes are an integral part of these financial statements.

                          ARISTECH CHEMICAL CORPORATION
                          Consolidated Balance Sheet
                               December 31, 1999
                             (Dollars in Millions)

ASSETS
Current Assets:
  Cash and equivalents                                   $   22.5
  Receivables (less allowance for doubtful accounts
    of $.3)                                                  36.7
  Subordinated note receivable - related party               24.2
  Inventories                                               128.8
  Other current assets                                        1.7
                                                         --------
    Total Current Assets                                    213.9

Property, plant and equipment, net                          950.4
Long-term receivables                                         7.8
Excess cost over assets acquired                            156.4
Deferred income taxes                                         8.2
Other assets                                                 11.7
                                                         --------

    Total Assets                                         $1,348.4
                                                         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                       $  107.7
  Accounts payable - related parties                          5.6
  Payroll and benefits payable                                8.8
  Accrued taxes                                               8.6
  Deferred income taxes                                       3.3
  Short-term borrowings                                      40.0
  Long-term debt due within one year                          0.7
  Other current liabilities                                  26.0
                                                         --------
    Total Current Liabilities                               200.7

Long-term debt - related parties                            278.0
Long-term debt - other                                      315.3
Deferred income taxes                                       155.8
Other liabilities                                            43.9
                                                         --------
    Total Liabilities                                       993.7
                                                         --------

Minority interest                                            11.7
                                                         --------

Common stock ($.01 par value, 20,000 shares authorized;
  14,908 shares issued)                                        --
Additional paid-in capital                                  382.5
Retained deficit                                            (39.5)
                                                         --------
    Total Stockholders' Equity                              343.0
                                                         --------

    Total Liabilities and Stockholders' Equity           $1,348.4
                                                         ========


  The accompanying notes are an integral part of these financial statements.

                         ARISTECH CHEMICAL CORPORATION
                     Consolidated Statement of Cash Flows
                     for the Year Ended December 31, 1999
                             (Dollars in Millions)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                         $ (34.9)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation                                                      56.5
    Amortization of excess cost over assets acquired                   5.2
    Amortization of merger expenses                                    2.0
    Deferred income taxes                                             (7.7)
    Discount on sale of receivables                                    6.2
    Gain on disposal of assets                                        (1.4)
    Income from equity investment                                     (0.5)
    Increase in receivables                                          (46.5)
    Increase in inventories                                           (4.5)
    Increase in accounts payable and other
      current liabilities                                             56.2
    Minority interest in consolidated subsidiary                       5.3
    Other                                                              6.0
                                                                   -------
Net Cash Provided by Operating Activities                             41.9

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                              (162.4)
  Proceeds from disposal of assets                                     1.8
  Long-term receivables                                                0.2
                                                                   -------
Net Cash Used in Investing Activities                               (160.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in short-term borrowings                               (5.9)
  Repayment of long-term debt                                        (92.9)
  Proceeds from issuance of long-term debt                           235.2
  Net proceeds from sale of receivables                                1.7
  Distribution to minority interest partner                           (1.0)
  Other                                                                2.8
                                                                   -------
Net Cash Provided by Financing Activities                            139.9

Net Increase in Cash and Cash Equivalents                             21.4
Cash and equivalents, beginning of year                                1.1
                                                                   -------
Cash and equivalents, end of year                                  $  22.5
                                                                   =======


Supplemental Disclosures of Cash Flow Information:
  Cash paid during the year for:
    Interest (net of amount capitalized)                            $ 29.5
    Income taxes                                                       0.8


Supplemental Schedule of Noncash Investing and Financing Activities:
   On March 10, 1999, the Board of Directors declared a cash dividend of $242 per common share payable on March 31, 2000, to stockholders of record as of March 10, 1999. The total amount of the dividend was $3.6 million.

  The accompanying notes are an integral part of these financial statements.

                         ARISTECH CHEMICAL CORPORATION
                Consolidated Statement of Stockholders' Equity
                     for the Year Ended December 31, 1999
                             (Dollars in Millions)

                                               Additional                      Total
                                     Common      Paid-In      Retained     Stockholders'
                                     Stock       Capital      Deficit         Equity
                                    ------     ---------     --------      ------------
Balance, January 1, 1999            $   --       $382.5        $ (1.0)         $381.5

Net loss                                --           --         (34.9)          (34.9)

Dividend declared - common stock        --           --          (3.6)           (3.6)
                                    ------       ------        ------          ------

Balance, December 31, 1999          $   --       $382.5        $(39.5)         $343.0
                                    ======       ======        ======          ======

  The accompanying notes are an integral part of these financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Aristech Chemical Corporation ("Aristech") was incorporated under the laws of the State of Delaware on October 14, 1986 as a wholly owned subsidiary of USX Corporation ("USX"). On December 4, 1986, USX transferred substantially all of the assets and liabilities of its USS Chemicals Division to Aristech, and Aristech's common stock was offered and sold to the public. The USS Chemicals Division was formed by USX in 1966. On March 7, 1990, Mitsubishi Corporation ("MC"), certain other investors and certain members of Aristech's management acquired Aristech in a going-private transaction. The interest of certain of the investors, including the management investors, has subsequently been reacquired and MC beneficially owns 82.3 percent of Aristech's outstanding common stock. The "Company" refers to Aristech and its majority-owned consolidated subsidiaries (see Note L).

Nature of Operations

The Company is a producer and marketer of chemical and polymer products that are generally sold for further processing by manufacturers of automotive components, construction materials and consumer products.

Basis of Presentation

The accompanying consolidated financial statements of Aristech include the accounts of the Company and its majority-owned consolidated subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated subsidiaries are accounted for under the equity method.

Accounting Changes

In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 as amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" is effective for fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet determined the effect of this standard on its financial position or results of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the date of purchase to be cash equivalents. Such investments are carried at cost which approximates fair value.

Inventories

Inventories are stated at the lower of aggregate cost or market. Cost is determined primarily by the last-in, first-out ("LIFO") method.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Major replacements and improvements that extend the life of the property are capitalized, while maintenance and repairs are expensed as incurred. The Company capitalizes the interest cost associated with major property additions while in progress and amortizes the amount over the useful lives of the related assets. Depreciation of plant and equipment is computed on the straight-line method.

When a plant or major facility within a plant is sold or otherwise disposed of, any gain or loss is reflected in the consolidated statement of operations. Proceeds from the sale of other facilities depreciated on a group basis are credited to the depreciation reserve.

Excess Cost Over Assets Acquired

The acquisition of Aristech by MC was accounted for as a purchase transaction with the purchase price being allocated to assets and liabilities based on their fair values as of the date of acquisition. The excess cost over the fair value of assets acquired is generally amortized on a straight-line basis over a period of 40 years. Such amount associated with the 1990 acquisition has been allocated to each of the Company's businesses based on historical operating results prior to the acquisition. Accumulated amortization of the excess cost over assets acquired was $64.8 million at December 31, 1999.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law. The deferred income taxes are computed annually for differences between book and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future.

Pensions

The Company maintains defined benefit pension plans for substantially all of its employees with benefits based on compensation and years of service. The Company's funding practice is to contribute annually not less than the actuarially determined minimum funding requirements of the Employee Retirement Income Security Act of 1974 nor more than the maximum funding limitation under the Internal Revenue Code. Contributions are intended to provide for benefits for service to date and for benefits expected to be earned in the future.

The Company also maintains defined contribution plans that cover certain eligible salaried and hourly employees. The Company's cost is determined based on a percentage of compensation as defined by the plans.

Financial Instruments

The Company uses foreign currency contracts to manage its exposure against foreign currency rate fluctuations on sales and purchases denominated in foreign currencies. Gains and losses on foreign currency contracts are recognized in the period in which the hedged transactions are settled.

The Company enters into interest rate swap agreements as part of its program to manage its overall cost of borrowing. Interest rate swaps are agreements to exchange interest rate payment streams based on a notional principal amount. The Company utilizes settlement accounting principles for interest rate swaps in which the interest rate differentials to be paid or received caused by fluctuations in interest rates are recorded currently as adjustments to interest expense.

Income Recognition

Sales and related costs of sales are included in income when goods are shipped or services are rendered to the customer.

Environmental Compliance and Remediation

Environmental compliance costs include maintenance, monitoring and similar costs. Such costs are expensed as incurred. Costs for long-term operations and maintenance obligations at sites subject to a regulatory agreement are accrued in advance based upon management's estimate. Except to the extent costs can be capitalized, environmental remediation costs are fully accrued when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated.

NOTE B - RECEIVABLES

On April 1, 1998, Aristech entered into an agreement with Morgan Guaranty Trust Company of New York and Delaware Funding Corporation ("DFC") to finance its trade receivables. Pursuant to the agreement, Aristech sells its trade receivables, as generated through operations, to Aristech Receivables Company LLC ("ARC"), a Delaware limited liability company. ARC is a 100 percent owned unconsolidated subsidiary of Aristech. ARC, in turn, sells an undivided interest in the trade receivables to DFC on a nonrecourse basis, that provides for a revolving financing facility to ARC for a maximum of $100.0 million. Effective March 1, 1999, the Company and DFC agreed to reduce the maximum borrowing limit from $100.0 million to $90.0 million, and effective April 12, 1999, the limit was further reduced to $80.0 million. Effective November 17, 1999, the Company and DFC agreed to increase the maximum borrowing limit back to the $90.0 million level. Collections received on the receivables reduce the amount owed under the facility. As new trade receivables are generated through operations, those receivables are sold to ARC and then an undivided interest in those receivables is sold to DFC. The agreement expires on March 29, 2000, and may be extended for additional periods not to exceed 364 days from the extension date.

Initial proceeds from the sale amounted to $91.5 million and were used primarily to reduce the amount outstanding on the Revolving Loan - Mitsubishi International Corporation ("MIC"). Ongoing costs of the financing will approximate DFC's cost of issuing asset-backed commercial paper to fund the purchase plus a program fee. Aristech accounted for the sale of receivables to ARC as a sale under the provisions of SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." At December 31, 1999, Aristech had $111.6 million of its outstanding trade receivables sold to ARC for cash proceeds of $83.8 million and a subordinated note receivable due from ARC of $24.2 million. The amount of the subordinated note receivable due to Aristech from ARC is subordinated to ARC's ultimate repayment of the amount outstanding ($83.8 million at December 31, 1999) to DFC under the revolving financing facility.

NOTE C - INVENTORIES

Inventories consist of the following at December 31, 1999 (in millions of dollars):

Raw materials                                        $ 36.8
Finished products                                      73.3
Supplies and sundry items                              20.6
Lower of cost or market reserve                        (1.9)
                                                     ------
  Total inventory                                    $128.8
                                                     ======

The current cost of inventories at December 31, 1999 was $123.0 million. LIFO liquidations had a $.7 million favorable impact on the results of operations in 1999.

NOTE D - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at December 31, 1999 (in millions of dollars):

                                           Estimated Useful
                                           Lives (In Years)
                                           ----------------
Land                                              -              $   13.9
Buildings                                        35                  75.0
Machinery and equipment                     4 to 22               1,189.7
Construction in process                           -                  44.0
                                                                 --------
                                                                  1,322.6
Accumulated depreciation                                           (372.2)
                                                                 --------
  Property, plant and equipment, net                             $  950.4
                                                                 ========

The Company had contract commitments for capital expenditures for property, plant and equipment totaling $10.8 million at December 31, 1999.

Of the total property, plant and equipment at December 31, 1999, the Company has the following leased under capital lease agreements (in millions of dollars):


Land                                                             $    0.2
Buildings                                                            15.9
Machinery and equipment                                               2.2
                                                                 --------
                                                                     18.3
Accumulated depreciation                                             (2.9)
                                                                 --------
                                                                 $   15.4
                                                                 ========

The Company leases certain property and equipment, primarily railway equipment and buildings, under operating lease agreements generally with terms ranging from five to twenty years including certain renewal options (see Note F). Operating lease rental expense for the year ended December 31, 1999 was $11.2 million.

The Company had the following other operating costs for the year ended December 31, 1999 (in millions of dollars):

Maintenance and repairs of plant and
  equipment                                                  $30.2
Research and development costs                                16.0

NOTE E - LONG-TERM RECEIVABLES

In May of 1996, the Company entered into an agreement with the Pittsburgh Economic and Industrial Development Corporation ("PEIDC") which provided that the Company would assist in financing the construction of its leased polypropylene technical center. Under this agreement, the Company advanced a total of $8.4 million to PEIDC during 1997. The advance is scheduled to be repaid monthly including interest at a rate of 8.25 percent per annum over the Company's 20 year lease term for the facility, which commenced in November 1997. At December 31, 1999 $7.8 million was outstanding under this agreement as long-term receivables with an additional $0.2 million included in other current assets.


NOTE F - LONG-TERM DEBT

Long-term debt consisted of the following at December 31 (in millions of dollars):
Revolving Loan 1-MIC, $70.0 maximum commitment amount due April 18, 2002,
  bearing interest at a variable rate (effectively 6.0% for 1999).                   $ 70.0

Revolving Loan 2-MIC, $70.0 maximum commitment amount, due March 31, 2001,
  bearing interest at a variable rate (effectively 7.0% for 1999).                     28.0

Term Loan - MIC, due April 18, 2002, bearing interest at a variable rate
  (effectively 6.0% for 1999).                                                        130.0

Term Loan - MIC, due April 18, 2002, bearing interest at a variable
  rate (effectively 6.1% for 1999).                                                    50.0
                                                                                     ------

    Total long-term debt - related parties                                            278.0
                                                                                     ------

Revolving Loan - Gotham Funding Corporation ("GFC") and Broadway Capital
  Corporation ("BCC"), unsecured, $150.0 million maximum commitment amount, due
  March 31, 2001, bearing interest at a variable rate (effectively 5.7% for 1999).
  The facility is unconditionally and irrevocably guaranteed by MC.                   150.0

6 7/8% Notes, dated November 25, 1996, due November 15, 2006, with
  semiannual interest payments due May 15 and November 15 of each year.               149.2

Capital lease obligations, maturing at various dates from 1999 to 2017,
  with a weighted average interest rate of 6.0% at December 31, 1999.                  15.3

Other                                                                                   1.5
                                                                                     ------
                                                                                      594.0
  Less amount due within one year                                                      (0.7)
                                                                                     ------
    Total long-term debt                                                             $593.3
                                                                                     ======

Maturities of the Company's long-term debt and minimum annual rental commitments for non-cancelable leases with initial or remaining lease terms in excess of one year as of December 31, 1999 are as follows (in millions of dollars):

                                               Long-term debt
                                           ----------------------
                                             Capital        All      Operating
                                             leases        other      leases
                                             -------     --------   ----------
2000                                         $   1.6     $    0.1   $    15.0
2001                                             1.5        178.1        10.4
2002                                             1.4        250.1         9.0
2003                                             1.4          0.1         8.0
2004                                             1.4          0.1         6.9
Thereafter                                      17.5        150.3        64.2
  Amount representing interest                  (9.6)           -           -
                                             -------     --------   ---------
    Total                                    $  15.2     $  578.8   $   113.5
                                             =======     ========   =========

On November 30, 1999, the Company entered into a second $70.0 million revolving loan agreement with MIC ("Revolving Loan 2"). This loan was arranged to repay the balance outstanding under the $50.0 million short-term, discretionary line of credit with a commercial bank (see Note G) and to provide increased operating flexibility. This is a variable-rate loan with an original maturity date of March 31, 2000, subject to renewal. In accordance with MC's intent to provide funding support to the Company, the loan was renewed by MIC effective as of March 29, 2000, and extended to March 31, 2001 (see Note O). As of December 31, 1999, the outstanding balance on Revolving Loan 2 was $28.0 million. This revolving loan is unconditionally and irrevocably guaranteed by MC.

During November 1999, MC provided additional support to the Company by committing to guarantee up to $190.0 million of the Company's obligations to March 31, 2000. Revolving Loan 2 utilized $70.0 million of this commitment. Effective as of March 15, 2000, this $190.0 million commitment was renewed to March 31, 2001 (see Note O).

On April 1, 1999, the $200.0 million Revolving Loan with MIC was restructured into a $130.0 million Term Loan and a $70.0 million Revolving Loan ("Revolving Loan 1"), both due on April 18, 2002. As of December 31, 1999, the outstanding balance on the Term Loan was $130.0 million and the outstanding balance on Revolving Loan 1 was $70.0 million. Both loans have variable interest rates and are unconditionally and irrevocably guaranteed by MC.

On August 3, 1998, the Company entered into a revolving credit agreement (or "loan") with GFC as lender and the Bank of Tokyo-Mitsubishi Trust Company ("BTM") as agent to provide a revolving credit facility in the maximum amount of $150.0 million. The agreement expires on March 31, 2001 and is unconditionally and irrevocably guaranteed by MC. The entire amount of the loan was drawn with the proceeds used to reduce the amount outstanding under the Company's revolving loan with MIC. On November 23, 1998 and February 26, 1999, in conjunction with the BTM agreement, the Company also entered into unsecured, uncommitted credit facilities with BCC. Outstanding advances under the 1998 BCC agreement are unconditionally and irrevocably guaranteed by MC and under the 1999 BCC agreement advances are based on the Company's creditworthiness. Under both BCC agreements, advances are limited to the unused available borrowings under the Company's revolving credit agreement with GFC, not to exceed the GFC loan maximum amount of $150.0 million. There was $150.0 million in aggregate outstanding advances drawn under these agreements at December 31, 1999. Outstanding advances drawn under the uncommitted facilities with BCC are renewable at the option of BCC. Should the advances not be renewed by BCC, any amounts outstanding would be renewed under the committed facility from GFC.

The Company has agreed to pay MC a guarantee fee on the outstanding principal balance of all financing obtained from MIC, GFC and BCC. The guarantee fee is calculated on a daily basis based on the amount outstanding under the guaranteed loans. The guarantee fee expense for 1999 was $0.6 million.

NOTE G - SHORT-TERM BORROWINGS

In December of 1996, Aristech arranged for a $50.0 million short-term, discretionary line of credit with a commercial bank bearing interest at a variable rate. Effective September 17, 1999, the amount of the discretionary line of credit was reduced by the commercial bank from $50.0 million to $44.9 million. On October 20, 1999, the commercial bank notified Aristech that in view of conditions in the chemical markets in which Aristech participates in general, the recent financial performance of Aristech in particular, and the bank's insufficient returns on its loaned capital, it was terminating the $44.9 million discretionary line of credit. Pursuant to an agreement between Aristech and the commercial bank regarding such termination of the facility, Aristech made principal repayments of $15.0 million on October 29, and $29.9 million on November 30, extinguishing this line of credit. The effective annual interest rate under this line was 5.8 percent for 1999.

On February 26, 1999, the Company arranged for an unsecured, uncommitted line of credit with Allomon Funding Corporation (a commercial paper issuing conduit administered by Mellon Bank, N.A.) in the amount of $25.0 million. Subsequently, this facility was replaced by an unsecured, uncommitted line of credit directly with Mellon Bank. In addition, on February 26, 1999, the Company obtained an unsecured, uncommitted line of credit with Fifth Third Bank in the amount of $5.0 million. This line of credit was subsequently increased to $15.0 million effective May 31, 1999. The total balance outstanding under these lines of credit at December 31, 1999 was $40.0 million. The weighted average interest rate under these two lines of credit in 1999 was 6.1 percent.

NOTE H - INCOME TAXES

The income tax benefit consists of the following for the year ended December 31, 1999 (in millions of dollars):

    Current federal income tax benefit                        $(18.7)
    Current state and local income tax benefit                  (0.2)
    Deferred income tax benefit                                 (0.3)
                                                              ------
      Total benefit before change in valuation
        allowance                                              (19.2)
    Change in valuation allowance                               (7.4)
                                                              ------
      Total benefit for income taxes                          $(26.6)
                                                              ======

Following is a reconciliation of the differences between income tax benefit computed at the federal statutory rate to the total income tax benefit for the year ended December 31, 1999 (in millions of dollars):

    Income tax benefit at statutory rate                      $(20.5)
    Amortization of excess cost of assets acquired               1.8
    Goodwill adjustment - change in valuation allowance          0.7
    State income taxes after federal income tax benefit         (1.2)
                                                              ------
      Total benefit before change in valuation
        allowance                                              (19.2)
    Change in valuation allowance                               (7.4)
                                                              ------
      Total benefit for income taxes                          $(26.6)
                                                              ======

The tax effects of the significant temporary differences that comprise the deferred tax assets and liabilities as of December 31, 1999 (in millions of dollars):

    Deferred tax assets:
      Accruals different than payments                              $ 14.3
      Net operating loss carryforwards                                32.0
      Other                                                            5.1
                                                                    ------
                                                                      51.4
                                                                    ------
    Deferred tax liabilities:
      Property and inventory                                         201.8
                                                                    ------

        Net deferred tax liabilities                                $150.4
                                                                    ======

During 1999, the Company had a loss of $124.9 million for income tax purposes. This loss will be carried back to 1997 and 1998 to offset $58.1 million of taxable income. The remaining $66.8 million will be carried forward and expires in 2019.

Avonite, Inc. (see Note L) has net operating loss carryforwards of $19.8 million which expire in the years 2004 through 2012. Since Avonite is not consolidated with the Company for income tax purposes, utilization of these carryforwards is limited to the taxable income of Avonite.

NOTE I - PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Substantially all of the Company's employees are covered by various defined benefit or defined contribution pension plans.

In addition to pension benefits, the Company provides eligible retired employees with certain postretirement benefits consisting primarily of life insurance and either medical coverage or a Defined Dollar Benefit Plan ("DDBP"). The DDBP provides credits to be used by the retirees exclusively for medical expenses. During 1998, the Company amended its DDBP to increase by 50 percent, the amount of credits provided by the Company. The increase in credits provided will not significantly increase the DDBP's annual service cost. Under the terms of these unfunded benefit plans, the Company reserves the right to modify or discontinue the plans.

The following relates to the Company's defined benefit and other postretirement benefits as of and for the year ended December 31, 1999 (in millions of dollars):

                                                        Pension        Other
                                                        -------        -----

  Change in benefit obligation:
    Benefit obligation, beginning of year               $ 76.9        $ 23.3
    Service cost                                           5.0           0.6
    Interest cost                                          4.5           1.5
    Actuarial gain                                       (12.4)         (3.8)
    Amendments                                             0.5             -
    Curtailments                                           3.2           0.6
    Special termination benefits                           0.9             -
    Benefits paid                                        (25.8)         (1.6)
                                                        ------        ------
    Benefit obligation, end of year                       52.8          20.6
                                                        ------        ------

  Change in plan assets:
    Fair value of plan assets, beginning of year          56.6             -
    Actual return on plan assets                           3.5             -
    Employer contribution                                  4.2           1.6
    Benefits paid                                        (25.8)         (1.6)
                                                        ------        ------
    Fair value of plan assets, end of year                38.5             -
                                                        ------         -----

  Funded status                                          (14.3)        (20.6)
  Unrecognized net actuarial loss (gain)                   0.1          (1.8)
  Unrecognized transition obligation                         -           2.9
  Unrecognized prior service cost                          1.6           3.1
                                                        ------        ------
  Accrued benefit cost                                  $(12.6)       $(16.4)
                                                        ======        ======

  Amounts recognized in consolidated balance sheet:
    Prepaid benefit cost included in other assets       $  0.5         $   -
    Intangible asset                                       0.1             -
    Accrued benefit liability included in
      other liabilities                                  (13.2)        (16.4)
                                                        ------        ------
    Accrued benefit cost                                $(12.6)       $(16.4)
                                                        ======        ======

  Additional year end information for plans with
   benefit obligations in excess of plan assets:
    Benefit obligation                                  $ 48.9        $ 20.6
    Fair value of assets                                  34.0             -

                                                        Pension       Other
                                                        -------       -----
                                                        (Dollars in Millions)
  Additional year end information for pension plans
   with accumulated benefit
   obligations in excess of plan assets:
    Projected benefit obligation                        $ 1.3            n/a
    Accumulated benefit obligation                        0.9            n/a
    Fair value of plan assets                               -            n/a

  Weighted-average assumptions
    Discount rate                                         8.00%         8.00%
    Expected return on plan assets                        9.50%          n/a
    Rate of compensation increase                         4.25%         4.25%


  Components of net periodic benefit cost:
    Service cost                                        $ 5.0          $ 0.6
    Interest cost                                         4.5            1.5
    Expected return on plan assets                       (4.5)             -
    Amortization of prior service cost                    0.5            0.3
    Amortization of transition obligation                   -            0.2
    Recognized actuarial loss                             0.1              -
                                                        -----          -----
      Total defined benefit cost                          5.6            2.6
    Defined contribution cost                             1.7              -
                                                        -----           ----
      Total benefit cost                                $ 7.3           $2.6
                                                        =====           ====


  Additional loss recognized due to:
    Curtailment                                         $2.5            $0.3
    Settlement                                           0.1               -
    Special termination benefits                         0.9               -

Amounts recognized in the 1999 consolidated statement of operations due to the curtailment of pension plans resulted from voluntary and involuntary employee separations during 1999.

                                                        Pension       Other
                                                        -------       -----
  Assumed health care cost trend:
    Initial trend rate                                   n/a             5.80%
    Ultimate trend rate                                  n/a             4.50%
    Year ultimate trend reached                          n/a             2005


A one-percentage-point change in the assumed health care cost trend rates would have the following effects (in millions of dollars):

                                              One Percentage-    One Percentage-
                                              Point Increase    Point Decrease
                                              --------------    --------------

  Effect on total service and interest cost
    components                                          $0.1            $(0.1)
  Effect on postretirement benefit
    obligation                                           1.0             (0.9)

NOTE J - SEGMENT INFORMATION

The Company domestically produces a broad range of chemical products within two reportable operating segments: Chemicals and Polymers. Management evaluates each segment's overall operating performance based on its respective operating income, and earnings before taxes and depreciation. The Company has a diverse customer base with no single customer comprising more than 8 percent of gross revenues during 1999. Intersegment sales are recorded at cost plus applicable profit and are eliminated upon consolidation. The Company allocates corporate income and expense to its operating segments as follows: selling, general and administrative expenses based on each segment's pro rata share of corporate headcount; interest income and expense based on each segment's pro rata share of operating income; and provision for incomes taxes based on each segment's pro rata share of income before income taxes.

The Chemicals reportable operating segment consists of the aggregation of the Company's phenol and plasticizer and related products. Chemicals are used as key ingredients for a wide variety of applications, including automotive parts, consumer goods, construction materials, vinyl plastics, food wrap, flooring and medical applications. The major chemical products include phenol, acetone, bisphenol-A, aniline, phthalic anhydride, 2-ethylhexanol and plasticizer. Chemical products are manufactured at the Company's facilities located in Haverhill, Ohio; Pasadena, Texas; and Neville Island, Pennsylvania and shipped primarily by railcar or truck.

The Polymers reportable operating segment consists of the aggregation of the Company's polypropylene and acrylic sheet products. Polymers are major thermoplastic materials that are used in a wide variety of applications, including synthetic fibers for carpets, upholstery fabrics, disposable diapers, automotive applications, packaging films for food and non-food applications, injection molded caps and closures; syringes and vials for medical use, countertops, outdoor signs, and many other consumer products. Polymer products are manufactured at the Company's facilities located in Neal, West Virginia; LaPorte, Texas; Florence, Kentucky; and Belen, New Mexico.

Financial information about the Company's industry segments is summarized as follows for the year ended December 31, 1999 (in millions of dollars):


              Sales:
                Chemicals                                        $  434.5
                Polymers                                            360.5
                Intersegment sales                                   (8.9)
                                                                 --------
                                                                 $  786.1
                                                                 ========

              Depreciation and amortization:
                Chemicals                                        $   38.0
                Polymers                                             23.7
                                                                 --------
                                                                 $   61.7
                                                                 ========
              Operating loss:
                Chemicals                                        $  (27.1)
                Polymers                                             (0.8)
                                                                 --------
                                                                 $  (27.9)
                                                                 ========

              Interest expense, net:
                Chemicals                                        $   20.4
                Polymers                                              9.2
                                                                 --------
                                                                 $   29.6
                                                                 ========

              Income tax benefit:
                Chemicals                                        $  (16.8)
                Polymers                                            ( 9.8)
                                                                 --------
                                                                 $  (26.6)
                                                                 ========
              Segment assets:

                Chemicals                                        $  677.0
                Polymers                                            671.4
                                                                 --------
                                                                 $1,348.4
                                                                 ========

              Segment capital expenditures:
                Chemicals                                        $   43.0
                Polymers                                            119.4
                                                                 --------
                                                                 $  162.4
                                                                 ========

The Company's sales by geographic area are summarized as follows:

              United States                                      $  677.0
              Canada                                                 48.5
              Other foreign countries                                60.6
                                                                 --------
                                                                 $  786.1
                                                                 ========

NOTE K - COMMITMENTS AND CONTINGENT LIABILITIES

Aristech is obligated to indemnify USX against certain claims or liabilities which USX may incur relating to USX's prior ownership and operation of the business and facilities transferred to Aristech in 1986, including liabilities under laws relating to the protection of the environment and the workplace. Such known liabilities have been provided for in the consolidated financial statements.

As of December 31, 1999 the Company had outstanding irrevocable standby letters of credit and surety bonds in the amount of $1.2 million primarily in connection with environmental matters.

The Company is subject to pervasive environmental laws and regulations concerning the production, handling, storage, transportation, emission and disposal of waste materials and is also subject to other federal and state laws and regulations regarding health and safety matters. These laws and regulations are constantly evolving, and it is impossible to predict accurately the effect these laws and regulations will have on the Company in the future.

The Company is also the subject of, or party to, a number of other pending or threatened legal actions involving a variety of matters. In the opinion of management, any ultimate liability arising from these contingencies, to the extent not otherwise provided for, should not have a material adverse effect on the consolidated financial position, results of operations, or cash flows of the Company.

NOTE L - CONSOLIDATED SUBSIDIARIES

Aristech Acrylics LLC

On October 1, 1997, Aristech formed a joint venture with Mitsubishi Rayon Co., Ltd. ("MRC") to manufacture and sell acrylic sheet and decorative surface products. Aristech's former acrylic sheet product line was reorganized as Aristech Acrylics LLC ("Acrylics"), a Kentucky limited liability company in which Aristech holds a 90 percent ownership interest. Dianal America, Inc. ("DAI"), a wholly owned U.S. subsidiary of MRC, holds the remaining 10 percent ownership interest in Acrylics. DAI contributed $10.0 million for its 10 percent ownership interest that exceeded the proportionate share of the book value purchased by $7.5 million that has been recorded as additional paid-in capital.

Avonite, Inc.

On December 15, 1987, the Company acquired for $5.0 million a 50 percent ownership interest in Avonite, Inc. ("Avonite") of Belen, New Mexico, a producer and marketer of premium unsaturated polyester sheet. The investment was accounted for under the equity method.

On July 1, 1996, the Company acquired an additional 10 percent of the outstanding common stock of Avonite in exchange for the assignment to the Avonite minority owners of a $1.0 million note owed by Avonite to the Company. As a result, Avonite became a consolidated subsidiary of the Company. Excess cost over assets acquired of $3.5 million was recorded and the Company absorbed the minority deficit of $14.1 million in its entirety.

In 1998, an agreement was executed whereby Avonite exchanged notes payable to Aristech totaling $9.0 million and the note payable to Avonite Stockholder of $12.4 million for common stockholders' equity of Avonite. Aristech's overall ownership interest in Avonite was not changed as a result of this transaction. However, the exchange did result in positive stockholders' equity at Avonite and Aristech reassigned, through retained earnings, the previously assumed $14.1 million minority deficit in Avonite to minority interest.

NOTE M - FINANCIAL INSTRUMENTS

Interest Rate Swaps

During 1999, the Company entered into three interest rate swap agreements aggregating $100.0 million in notional principal amount with a commercial bank as the swap counterparty. The purpose of the agreements is to help the Company manage its overall cost of borrowing. The swap structure involves the exchange of interest cash flows for a minimum of three years and potentially a maximum of seven years. For the first three years beginning November 15, 1999, the Company will pay a weighted average fixed interest rate of 6.185 percent in exchange for receiving a fixed interest rate of 6.875 percent, resulting in total savings to the Company of approximately $2.1 million over the first three years. Interest expense was correspondingly reduced by $.1 million in 1999. Subsequently, for the last four years of the agreements, the Company is obligated to pay a variable interest rate equal to the six-month LIBOR in exchange for receiving a fixed interest rate of 6.875 percent. The swap counterparty has the option to terminate the agreements on selected dates during the final four years of the agreements.

Foreign Currency Contracts

The Company uses foreign currency contracts to manage its exposure against foreign currency rate fluctuations on sales and purchases denominated in foreign currencies. The primary business objective of this hedging program is to fix commitments and profitability relative to transactions denominated in foreign currency. Foreign currency contracts at December 31, 1999 were denominated in Japanese yen, Canadian dollars and Austrian schillings.

Fair Values of Financial Instruments

The carrying amounts and fair values of significant financial instruments, including interest rate swaps, at December 31, 1999 are shown below. The fair value of long-term debt is based on current estimated borrowing rates for similar instruments to discount the cash flows to their present values. The fair values of interest rate swaps are based on quoted market prices, which reflect the present values of the net differences between estimated future fixed-rate and variable-rate payments versus future fixed-rate receipts. The fair values of foreign currency contracts are based on the respective currency spot exchange rate at December 31, 1999. The fair values of the Company's remaining assets and liabilities on the balance sheet have carrying values that approximate fair value due to their short maturity or the financial nature of these instruments.

                                                          Carrying       Fair
                                                           Amount        Value
                                                          --------      -------
  (Millions of Dollars)
  Financial Liability:
    Long-term debt                                         $594.0       $582.6

  Off-balance sheet  derivative  financial
     instruments  held for purposes other
    than trading:
      Interest rate swaps                                       -         (1.3)
      Foreign currency contracts                              6.2          6.0

NOTE N - PHANTOM STOCK OPTION PLAN

The Company has adopted a Phantom stock option plan (the "Plan") effective January 1, 1999, which expires on December 31, 2003, unless extended by the Compensation Committee of the Board of Directors. The Plan provides for the annual grant of options on phantom stock ("Shares") to selected executives based upon target grant levels. A participant is vested in and may exercise 50 percent of the options granted three years after the date of grant and vests in the remaining 50 percent after four years. Options remain exercisable for eight years from the date of the grant. Vesting of options may be accelerated under certain circumstances such as retirement, disability, the sale of assets, death, involuntary termination without cause, or a change in control. A total of 250,000 Phantom Shares will be subject to options granted under the Plan. As of December 31, 1999, a total of 49,300 options had been granted with an initial value of $100 per Share. The Shares are not dividend bearing and are non-voting and the value of the shares will be determined annually based upon a predetermined formula. Amounts due upon the exercise of options for Shares will be paid in cash, although Plan participants may defer receipt of such awards, if and to the extent permitted under the Company's deferred compensation plan(s).

NOTE O - SUBSEQUENT EVENTS

Effective as of March 6, 2000, the Company arranged for a third revolving loan with MIC in the amount of $30.0 million ("Revolving Loan 3"). This is a variable-rate loan with an original maturity date of March 31, 2000, subject to renewal. In accordance with MC's intent to provide funding support to the Company, the loan was renewed by MIC effective as of March 29, 2000, and extended to March 31, 2001. The loan utilized a portion of MC's commitment to guarantee up to $190.0 million of the Company's obligations to March 31, 2001 (see Note F). As of March 30, 2000, there were no outstanding borrowings under Revolving Loan 3.

Effective as of March 29, 2000, the Company increased the maximum borrowing limit of the trade receivables financing facility between ARC and DFC to $100.0 million and renewed the facility for an additional 364 days to March 28, 2001 (see Note B).

                          ARISTECH CHEMICAL CORPORATION
           Condensed Consolidated Statements of Operations (Unaudited)
              for the Nine Months Ended September 30, 2000 and 1999
                              (Dollars in Millions)
                                                           2000          1999
                                                           ----          ----

Sales                                                      $777.9        $567.7
                                                           ------        ------

Operating costs:
  Cost of sales                                             740.0         493.6
  Selling, general and administrative expenses               37.0          41.7
  Depreciation and amortization                              55.8          43.4
                                                           ------        ------

    Total operating costs                                   832.8         578.7
                                                           ------        ------

Operating loss                                              (54.9)        (11.0)

Gain (loss) on disposal of assets, net                       (0.4)          1.7
Other income, net                                             1.8             -
Interest income                                               2.8           1.5
Interest expense (net of capitalized interest of
  $.3 in 2000 and $10.7 in 1999)                            (39.5)        (20.8)
                                                           ------        ------

Loss before income taxes                                    (90.2)        (28.6)

Income tax benefit                                          (30.5)         (9.8)
                                                           ------        ------

Loss before minority interest                               (59.7)        (18.8)

Minority interest                                            (2.6)         (2.5)
                                                           ------        ------

Net loss                                                   $(62.3)       $(21.3)
                                                           ======        ======


Related party transactions:
  Sales                                                    $ 54.5        $ 49.3
  Purchases                                                  19.5          17.6
  Interest expense                                           18.3           8.4


The accompanying notes are an integral part of these financial statements.

                          ARISTECH CHEMICAL CORPORATION
                Condensed Consolidated Balance Sheets (Unaudited)
                              (Dollars in Millions)

                                                           September 30   December 31
                                                                2000          1999
                                                           ------------   -----------
ASSETS
Current Assets:
  Cash and equivalents                                     $    7.2        $   22.5
  Receivables (less allowance for doubtful accounts
    of $.9 at September 30, 2000 and $.3 at
    December 31, 1999)                                         19.0            36.7
  Subordinated note receivable - related party                 33.7            24.2
  Inventories                                                 147.3           128.8
  Other current assets                                          2.1             1.7
  Deferred income taxes                                         0.3               -
                                                           --------        --------
    Total Current Assets                                      209.6           213.9

Property, plant and equipment, net                            916.5           950.4
Long-term receivables                                           7.6             7.8
Excess cost over assets acquired                              152.5           156.4
Deferred income taxes                                           8.2             8.2
Other assets                                                    4.3            11.7
                                                           --------        --------

    Total Assets                                           $1,298.7        $1,348.4
                                                           ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                         $  104.7        $  107.7
  Accounts payable - related parties                            6.9             5.6
  Payroll and benefits payable                                 11.3             8.8
  Accrued taxes                                                10.7             8.6
  Deferred income taxes                                         3.3             3.3
  Short-term borrowings                                        15.0            40.0
  Long-term debt due within one year                            0.8             0.7
  Other current liabilities                                    28.5            26.0
                                                           --------        --------
    Total Current Liabilities                                 181.2           200.7

Long-term debt - related parties                              138.0           278.0
Long-term debt - other                                        315.6           315.3
Deferred income taxes                                         125.3           155.8
Other liabilities                                              43.5            43.9
                                                           --------        --------
    Total Liabilities                                         803.6           993.7
                                                           --------        --------

Minority interest                                              14.4            11.7
                                                           --------        --------

Preferred Stock ($100 stated value, 2,000,000
  shares authorized, issued and outstanding at
  September 30, 2000)                                         200.0               -
Common stock ($.01 par value, 20,000 shares
  authorized; 14,908 shares issued)                               -               -
Additional paid-in capital                                    382.5           382.5
Retained deficit                                             (101.8)          (39.5)
                                                           --------        --------
    Total Stockholders' Equity                                480.7           343.0
                                                           --------        --------

    Total Liabilities and Stockholders' Equity             $1,298.7        $1,348.4
                                                           ========        ========

The accompanying notes are an integral part of these financial statements.

                          ARISTECH CHEMICAL CORPORATION
          Condensed Consolidated Statements of Cash Flows (Unaudited)
              for the Nine Months Ended September 30, 2000 and 1999
                              (Dollars in Millions)

                                                                  2000          1999
                                                                  ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                     $ (62.3)      $ (21.3)
  Adjustments to reconcile net loss to net cash
   (used in) provided by operating activities:
    Depreciation                                                  51.9          39.5
    Amortization of excess cost over assets acquired               3.9           3.9
    Deferred income taxes                                        (30.5)         (8.7)
    Discount on sale of receivables                                4.7           4.5
    Gain on disposal of assets                                     0.2          (1.7)
    Increase in receivables                                       (3.2)        (10.3)
    (Increase) decrease in inventories                           (18.5)         14.7
    Increase in accounts payable and other
      current liabilities                                          4.4          22.7
    Minority interest in consolidated subsidiary                   2.7           2.5
    Other                                                          5.2           2.2
                                                               -------       -------
Net Cash (Used in) Provided by Operating Activities              (41.5)         48.0

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                           (17.6)       (154.2)
  Proceeds from disposal of assets                                 0.1           1.8
  Long-term receivables                                            0.2           0.2
                                                               -------       -------
Net Cash Used in Investing Activities                            (17.3)       (152.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in short-term borrowings               (25.0)         39.0
  Repayment of long-term debt                                   (294.5)        (78.0)
  Principal repayments under capital leases                       (0.4)         (0.5)
  Proceeds from issuance of preferred stock                      200.0             -
  Proceeds from issuance of long-term debt                       154.1         151.0
  Net increase (decrease) in receivables financing
    facility                                                       6.8          (8.4)
  Dividends paid                                                  (3.6)            -
  Other                                                            6.1           2.1
                                                               -------       -------
Net Cash Provided by Financing Activities                         43.5         105.2

Net Increase (Decrease) in Cash and Cash Equivalents             (15.3)          1.0
Cash and equivalents, beginning of period                         22.5           1.1
                                                               -------       -------
Cash and equivalents, end of period                            $   7.2       $   2.1
                                                               =======       =======

The accompanying notes are an integral part of these financial statements.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A - BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States for interim financial reporting. They do not include all disclosures normally made in financial statements contained in Form 10-K. In management's opinion, all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for the periods shown have been made. All such adjustments are of a normal recurring nature. Results for the nine months ended September 30, 2000 are not necessarily indicative of results for the full year 2000.

NOTE B - ACCOUNTING CHANGES

In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 as amended by SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities" is effective for fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet determined the effect of this standard on its financial position or results of operations.

NOTE C - INVENTORIES

Inventories consist of the following at September 30, 2000 and December 31, 1999 (in millions of dollars):

                                           September 30          December 31
                                               2000                 1999
                                           ------------          -----------

  Raw materials                               $ 39.3             $ 36.8
  Finished products                             88.8               73.3
  Supplies and sundry items                     19.2               20.6
  Lower of cost or market reserve                  -               (1.9)
                                              ------             ------
    Total inventory                           $147.3             $128.8
                                              ======             ======

NOTE D - LONG-TERM DEBT

Long-term debt consists of the following at September 30, 2000 and December 31, 1999 (in millions of dollars):

                                              Interest     September 30    December 31
                                 Maturity       Rate           2000           1999
                                 --------     --------     ------------    -----------
Revolving Loan 1 -
  Mitsubishi International
  Corporation ("MIC")              2002       Variable          $  8.0         $ 70.0
Revolving Loan 2 - MIC             2001       Variable               -           28.0
Term Loan - MIC                    2002       Variable           130.0          130.0
Term Loan - MIC                    2002       Variable               -           50.0
                                                                ------         ------
Total long-term debt-
  related parties                                                138.0          278.0
                                                                ------         ------

Revolving Loan                     2001       Variable           150.0          150.0
6 7/8% Notes                       2006        6.875%            149.3          149.2
Capital lease obligations        1999-2017                        15.8           15.3
Other                                                              1.3            1.5
                                                                ------         ------
                                                                 454.4          594.0
Less amount due within
  one year                                                        (0.8)          (0.7)
                                                                ------         ------
  Net long-term debt                                            $453.6         $593.3
                                                                ======         ======


NOTE E - INCOME TAXES

During the nine months ended September 30, 2000, the Company recorded a $4.0 million valuation allowance which offset a $4.0 million state deferred tax asset.

NOTE F - SEGMENT INFORMATION

Financial information about the industry segments of Aristech Chemical Corporation ("Aristech") is summarized as follows (in millions of dollars):

                                                         Nine Months Ended
                                                           September 30
                                                     ------------------------
                                                     2000                1999
                                                     ----                ----

Sales:
  Chemicals                                        $392.4              $317.3
  Polymers                                          398.3               257.2
  Intersegment sales                                (12.8)               (6.8)
                                                   ------              ------
                                                   $777.9              $567.7
                                                   ======              ======

Operating income (loss):
  Chemicals                                        $(45.5)             $ (1.7)
  Polymers                                            4.8                 8.6
  Corporate                                         (14.2)              (17.9)
                                                   ------              ------
                                                   $(54.9)             $(11.0)
                                                   ======              ======


                                                September 30         December 31
                                                    2000                1999
                                                ------------         -----------
Segment assets:
  Chemicals                                      $  662.3            $  677.0
  Polymers                                          636.4               671.4
                                                 --------            --------
                                                 $1,298.7            $1,348.4
                                                 ========            ========

NOTE G - COMMITMENTS AND CONTINGENT LIABILITIES

Aristech is obligated to indemnify USX against certain claims or liabilities which USX may incur relating to USX's prior ownership and operation of the business and facilities transferred to Aristech in 1986, including liabilities under laws relating to the protection of the environment and the workplace. Such known liabilities have been provided for in the condensed consolidated financial statements.

As of September 30, 2000, the Company had outstanding irrevocable standby letters of credit and surety bonds in the amount of $1.1 million primarily in connection with environmental matters.

The Company is subject to pervasive environmental laws and regulations concerning the production, handling, storage, transportation, emission and disposal of waste materials and is also subject to other federal and state laws and regulations regarding health and safety matters. These laws and regulations are constantly evolving, and it is impossible to predict accurately the effect these laws and regulations will have on the Company in the future.

The Company is also the subject of, or party to, a number of other pending or threatened legal actions involving a variety of matters. In the opinion of management, any ultimate liability arising from these contingencies, to the extent not otherwise provided for, should not have a material adverse effect on the consolidated financial position, results of operations, or cash flows of the Company.

NOTE H - PREFERRED STOCK

On June 29, 2000, the Mitsubishi Corporation ("MC") Board of Directors approved a debt to equity conversion whereby Aristech issued 2,000,000 shares of preferred stock to MC in exchange for $200.0 million. The proceeds were used by Aristech to repay a like amount of outstanding debt to MIC. The debt to equity conversion was completed on September 16, 2000. In connection therewith, Revolving Loans 2 and 3 with MIC were terminated and the maximum commitment amount available under Revolving Loan 1 with MIC was reduced from $70 million to $20 million.

NOTE I - SUBSEQUENT EVENTS

Effective January 1, 2001, Sunoco, Inc. ("Sunoco") purchased all of the outstanding capital stock of the Company from MC pursuant to a stock purchase agreement executed on November 9, 2000. The purchase price was $695 million including approximately $115 million for working capital. Contingent "earn out" payments with a net present value of up to $167 million may also be made if realized margins for polypropylene and phenol exceed certain agreed upon thresholds over the next six years. The Company's investments in Aristech Acrylics LLC ("Acrylics") and Avonite, Inc. ("Avonite") were not included in this transaction. These investments were sold to a wholly owned subsidiary of MC for $259 million on December 14, 2000 with the proceeds from this sale used to repurchase $100 million of previously securitized accounts receivable and to repay the Company's $150 million Revolving Loan with Gotham Funding Corporation and Broadway Capital Corporation. In addition, concurrent with the sale, MC made a capital contribution to Aristech to settle the remaining long-term debt payable to MIC. The following is a summary of key income statement information for Acrylics and Avonite on an aggregate basis (in millions of dollars):

                                    Nine Months Ended      Year Ended
                                   September 30, 2000   December 31, 1999
                                   ------------------   -----------------

              Sales                       $123.6             $139.8
              Net income                    14.9               20.5

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